Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Amendment No. 1 to the Registration Statement on Form S-11, to be filed by Piedmont Office Realty Trust, Inc., and the related Prospectus and any further amendments thereto (collectively, the “Registration Statement”), the Rosen Consulting Group Market Study prepared for Piedmont Office Realty Trust, Inc. (the “Market Study”) as an exhibit to the Registration Statement and the references to the Market Study wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary”, “Economic and Market Overview”, and “Experts” in the Registration Statement.

Dated: January 21, 2010

Rosen Consulting Group

By:	/s/ Caroline R. Green
Name:	Caroline R. Green
Title:	Senior Vice President